EXHIBIT NO. 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (hereinafter “Agreement”) is entered into by and between Peter T. Bulger (hereinafter “Executive”) and U.S. Home Systems, Inc. (“USHS”), a Delaware corporation, and U.S. Remodelers, Inc. (“U.S. Remodelers”), a Delaware corporation (collectively, USHS and U.S. Remodelers shall be referred to as the “Company”).

WHEREAS, Executive resigns from his employment with the Company effective February 2, 2009, (“Termination Date”) and resigns from any and all positions he holds as an officer or director of the Company or its affiliates, and all of Executive’s duties shall cease as of February 2, 2009; and

WHEREAS, during the Consulting Period (defined below), Executive shall continue to be engaged by the Company but shall serve in a consulting, non-employee role on the terms and conditions set forth below; and

WHEREAS, Executive and the Company desire to compromise, settle and forever resolve and dispose of all differences and potential claims and controversies between them and to insure that certain post-employment Protective Covenants (defined below) are honored; and

WHEREAS, this Agreement shall become effective following the expiration of the Revocation Period (as defined below) (the “Effective Date”).

NOW, THEREFORE, in consideration of the foregoing promises and other good and sufficient consideration contained hereinafter, the parties agree as follows:

I. PAYMENTS

U.S. Remodelers shall pay Executive a total sum of Three Hundred Eighty-Three Thousand Two Hundred Fifty Dollars ($383,250.00) (“Severance Pay”), which shall be divided into three separate parts and paid as follows:

A. Fifty Thousand Dollars ($50,000.00) (less applicable taxes and withholdings) paid to Executive upon the expiration of the “Revocation Period” referred to in Article IV (F) in consideration of the release and wavier of claims provided for in Article IV (the “Release Payment”);

B. Thirty Three Thousand Two Hundred Fifty Dollars ($33,250.00) paid to Executive at the beginning of the “Consulting Period” referred to in Article III is consideration for the consulting services provided for in Article III (the “Consulting Fee”); and,

C. Twenty-five Thousand Dollars ($25,000.00) per month paid on or before the first business day of each month (or as soon thereafter as is practical), beginning on March 2, 2009 and ending on February 2, 2010 (for a combined total of twelve (12) monthly payments that total Three Hundred Thousand Dollars ($300,000.00) is paid in consideration of the agreements and promises made by Executive in Article V (the “Protective Covenants Payment”);

D. The amounts to be withheld from the Release Payment to Executive shall include monies Executive owes to the Company due to loans, advances or services provided to him for his benefit. Those monies owed by Executive to the Company are understood to be:

(1) a balance of $213.00 for advances against Executive’s bonus; and

(2) a balance of $3,304.00 for remodeling services to Executive’s home; for a total of $3,517.00 which shall be withheld from the Release Payment (in addition to any otherwise applicable taxes and withholdings).

E. Notwithstanding the foregoing, in no event shall more than the maximum amount that may be paid under the severance pay safe harbor pursuant to Treas. Reg. Sect. 1.409A-1(a)(9)(iii) be paid to Executive during the first six months following the Termination Date, and the total amount paid pursuant to Article I (subparts A-C) shall not exceed Three Hundred Eighty-Three Thousand Two Hundred Fifty Dollars ($383,250.00).

II. BENEFITS

A. Continuation of Benefits. With respect to the health insurance benefits eligibility for the Executive for the 2009 calendar year, Company will reimburse Executive for the premiums Executive is required to pay under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to maintain Executive’s health insurance benefits for himself and his dependents for a period of twelve (12) months from the Termination Date. Such reimbursement shall be provided to Executive by Company within thirty (30) days of Executive’s submission of proof of his payment of the premium for maintenance of the insurance in accordance with COBRA requirements, and further provided that such reimbursement obligation by the Company shall end upon Executive’s qualification for coverage by a new employers’ insurance plan whether Executive elects coverage under the new employer’s benefit plan or not.

B. Payment of Wages and Paid Time Off. U.S. Remodelers represents and agrees that as soon as practicable after the Termination Date, U.S. Remodelers will make payment in full to Executive for all un-reimbursed business expenses incurred by Executive in compliance with U.S. Remodelers’ policies through the Termination Date. U.S. Remodelers and Executive further agree that as of the Termination Date, Executive will become responsible for any business expenses incurred by him, and will not accrue any further paid time off (“PTO”) or other benefits for which Executive was eligible or previously entitled, except for those benefits expressly provided for separately in this Agreement. The parties further agree that the Release Payment includes, and is more than sufficient to cover any earned but unpaid final wages of any kind (salary, commissions, bonus, or otherwise), and any accrued vacation, PTO or other benefits not otherwise expressly provided for separately in this Agreement that may be owed to Executive by the Company.

Executive acknowledges and agrees that as of the Termination Date, Executive shall no longer be eligible to participate in any employee benefit plans (beyond health insurance benefits provided for above), and all accrual rights there under will cease. For example, and without limitation, Executive shall no longer be eligible to participate in the Company’s 401(k) and/or retirement savings plans, and therefore, the Release Payment, Consulting Fee, and Protective Covenants Payments shall not be subject to 401(k) withholdings or employer matching. In addition, Executive shall no longer be eligible to participate in any executive deferred compensation plans or other incentive compensation programs of the Company.

C. Incentive and Stock Plans

Any and all stock, stock options, restricted stock units or other incentive and equity-related awards made to Executive shall be controlled by the terms of the agreements or stock plans under which they were granted. These agreements and/or stock related plans are understood to be the following:

(1)	U.S. Home Systems, Inc. 2004 Restricted Stock Plan;

(2)	U.S. Home Systems, Inc. Incentive Stock Option Agreement (issued under 2000 Stock Compensation Plan) (Peter T. Bulger Incentive Option No. ISO-302); and

(3)	U.S. Home Systems, Inc. Incentive Stock Option Agreement (issued under 2000 Stock Compensation Plan) (Peter T. Bulger Incentive Option No. ISO-00000201).

These award agreements (“Stock Related Award Agreements”) are all of the agreements between the parties regarding incentive and equity related plans or awards pertaining to Executive that shall apply and Executive waives and releases any and all claims to the contrary.

D. Disclosure Compliance. The parties agree that disclosure of this Agreement and its terms may be necessary for compliance with applicable securities laws of the United States, regulations of the United States Securities and Exchange Commission, and such other laws as may be applicable to the Company and Executive, and the reporting and disclosures necessary for these purposes is expressly consented to by both parties. Executive confirms that he owns stock in the Company and agrees that he shall be responsible for filing any reports related to transactions Executive engages in that are required by applicable regulations or laws.

E. Termination of Change in Control Agreements. The parties agree that as of the Termination Date, any change in control agreements, if there are any such agreements with Executive shall terminate and be of no further force and effect.

F. Director’s and Officers Liability Insurance Tail. The Company will pay for a Directors’ and Officers’ Liability Insurance (“D & O Insurance”) coverage tail for a one year period to cover Executive for claims arising from conduct or omissions that occurred during his employment with the Company, at a level that is the same as or not materially different from the coverage level provided to the incumbent officers and directors of the Company during this same one year period.

III. CONSULTING PERIOD

A. Duties During Consulting Period. Executive will continue working for the Company as a consultant from the Termination Date through February 2, 2010 (the “Consulting Period”). In this consulting role, Executive shall use his best efforts to: cooperate (as further described below) and act as a truthful witness in any litigation matters arising from facts or events that occurred while he was an employee of the Company; help transition his duties and responsibilities to other persons identified by the Company for such purpose; answer questions and provide requested information and advice related to his former position with the Company and its ongoing business operations; encourage employees and customers of the Company to maintain existing business relationships with the Company; do nothing to disparage the Company or knowingly diminish its goodwill with employees, customers, suppliers, lenders, or financial institutions, including, without limitation, Home Depot and Smart Circle. As a result of this consulting relationship, Executive will be provided with some confidential information and continued association with the Company that would give him unfair competitive advantage if he did not comply with the Protective Covenants (defined in Article V). Accordingly, Executive agrees that during the Consulting Period he will comply with Article V and further agrees that during the Consulting Period

Executive will remain loyal to the Company and will avoid knowingly engaging in any activities that would be in conflict with or cause harm to the business opportunities of the Company. Except as may be otherwise agreed in writing or required for compliance with a subpoena or other legal mandate, Company shall not require from Executive more than 40 hours of consulting time in any one month or 120 hours of total consulting time for all months combined during the Consulting Period, excluding travel time. To the extent that Executive is required to spend more time than specified above on consulting activities during the Consulting Period, Executive will be paid at the rate of $200 per hour for each additional hour spent in performing his duties under this provision. And, the parties will make reasonable efforts to work together to coordinate consulting activities so as to minimize the impact of such consulting services on any other ongoing employment obligations that Executive may have with a new employer to the extent practical under the circumstances.

B. Nature of Relationship. The Company and Executive intend that the relationship created by Article III of this contract be that of service recipient and independent contractor. In this regard, Executive shall possess the right to control and direct the performance and details of his services performed under this contract as needed to achieve the purposes and end result contracted for with the Company. Except for the limited health insurance benefits continuation provided in connection with Executive’s former employment with U.S. Remodelers expressly referred to herein (in Article II (A)) and the reimbursement of Executive’s reasonable travel expenses and other reasonable out of pocket expenses upon submission of receipts, none of the benefits, if any, provided by the Company to its employees shall be available to Executive as a contractor or arising from his consulting services to the Company under this Agreement. For all purposes, including but not limited to the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act, income tax withholding, and any and all other federal, state and local laws, rules and regulations, Executive shall be treated as an independent contractor and not as a partner, joint venture, corporate affiliate, subsidiary, parent, or employee of the Company. Executive will bear sole responsibility for payment of any taxes and filing of any tax returns or reports applicable to his Consulting Fee.

C. Cooperation. Executive agrees to reasonably cooperate with the Company and its affiliates throughout the Consulting Period and thereafter in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company, including, without limitation, being available to the Company upon reasonable notice and at reasonable times for interviews and factual investigations, appearing at the Company’s request upon reasonable notice and at reasonable times to give testimony without requiring service of a subpoena or other legal process, delivering to the Company requested information and relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments. If Executive’s cooperation is requested after the conclusion of the Consulting Period, the Company shall (i) provide Executive reasonable advance notice after giving due consideration to Executive’s then current employment obligations, and (ii) reimburse Executive for all reasonable travel expenses and other reasonable out-of-pocket expenses upon submission of receipts.

IV. COVENANT NOT TO SUE AND RELEASE OF CLAIMS

A. Covenant Not to Sue. Executive agrees not to file any charges, claims, suits, or complaints against the Company with any federal, state or local governmental agency, or in any court of law, with respect to any aspect of his employment with, or separation of employment from, the Company, with respect to any matters whatsoever, based on events or facts arising on or before Effective Date, whether known or unknown to Executive at the time of execution of this Agreement, with the exceptions of: (a) any claims the law precludes him from waiving by agreement, including an action challenging the validity of Executive’s release of claims under the Age Discrimination in Employment Act, 29 U.S.C. §621, et seq. (“ADEA”); (b) any claim that the Company breached its commitments under this Agreement; (c) any claims with respect to any vested right Executive may have under any employee pension or welfare benefit plan of the Company, (d) any entitlement by Executive or his spouse or dependants to continued medical or dental coverage under COBRA; (e) any rights Executive has to indemnification under the Company’s bylaws or articles; or (f) any claims Executive may have to Directors and Officers liability insurance coverage (consistent with Article II.(F) above). Items (b), (c), (d), (e) and (f) immediately above shall be excepted from the release in Article IV (B) below.

B. Release of Claims. Executive acquits, releases and forever discharges the Company and its predecessors, successors, parent entities, subsidiaries, affiliates, or related companies, its and their attorneys, officers, directors, employees, former employees, agents, insurers, and assigns, past and present, (collectively the “Released Parties”), jointly and/or severally, from all, and in all manner of, actions and causes of action, suits, debts, claims and demands whatsoever, in law or in equity, which he ever had, may now have or may hereafter have with respect to any aspect of his employment with, or separation of employment from, the Company, and with respect to any other matter whatsoever. This release includes, but is not limited to, claims relating to or arising out of the Sarbanes-Oxley Act; any claims alleging retaliation and/or whistleblower claims; any and all claims relative to agreements to sponsor for immigrant or non-immigrant positions; any claims for unpaid or withheld wages, any change in control agreements, severance pay, benefits, incentive compensation, stock options, restricted stock units, restricted stock awards, special awards, commissions and/or other compensation of any kind; or any other claim, regardless of the forum in which it might be brought, if any, which Executive has, might have, or might claim to have against the Released Parties, or any of them individually, for any and all injuries, harm, damages, penalties, costs, losses, expenses, attorneys’ fees, and/or liability or other detriment, if any, whenever incurred, or suffered by Executive as a result of any and all acts, omissions, or events by the Released Parties, collectively or individually, through the date Executive executes this Agreement. It is expressly agreed and understood by Executive that this Agreement and General Release includes, without limitation, any and all claims, actions, demands, and causes of action, if any, arising from or in any way connected with the employment relationship between Executive and the Company and the termination thereof, including any claim of discrimination, retaliation, harassment, failure to accommodate, wrongful termination, breach of contract, negligence, libel, slander, wrongful discharge, promissory estoppel, tortious conduct, and/or any claims that this Agreement was procured by fraud or signed under duress or coercion so as to make the Agreement not binding, including all claims that were or could have been brought by Executive.

C. Laws Included in Release. Executive agrees that, subject to the exceptions set forth in Article IV (A) of this Agreement, his covenants and releases, as set forth in this Agreement, include a waiver of any and all rights or remedies which he ever had, may now have, or may hereafter have against the Company, in tort or in contract, or under any present or future federal, state, local or other statute or law, including, but not limited to, statutory or common laws of the State of Texas, or any political subdivision of the State of Texas; the Texas and United States Constitutions; the Texas Payday Law; the Texas Commission on Human Rights Act; the National Labor Relations Act, 29 U.S.C. §151, et seq.; Title VII of the 1964 Civil Rights Act, 42 U.S.C. §2000e, et seq.; the 1866 Civil Rights Act, 42 U.S.C. §1981; the Civil Rights Act of 1991, P.L. 102-166; the Americans With Disabilities Act, 42 U.S.C. §12101, et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. §553, et seq.; the Fair Labor Standards Act of 1938, 29 U.S.C. §201, et seq.; the Family & Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the ADEA and the Older Workers Benefit Protection Act, 29 U.S.C. §621, et seq., 29 U.S.C. §621, et seq.; the Equal Pay Act, 29 U.S.C. §206(d); the Employee Retirement Income Security Act of 1974, 29 U.S.C., §1001, et seq.; Texas Workers’ Compensation Law; the Immigration Reform Control Act; the Occupational Safety and Health Act; the Worker Adjustment and Retraining Notification Act; the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. §1161, et seq.; any and all Texas common law claims, including, but not limited to, any violation of Texas public policy, invasion of privacy, breach of contract and promissory estoppel.

D. Waiver of Unknown Claims. Executive intends that this Agreement shall bar each and every claim, demand and cause of action hereinabove specified, whether known or unknown to him at the time of execution of this Agreement. As a result, Executive acknowledges that he might, in the future, discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matters of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected the terms of this Agreement. Nevertheless, Executive hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts.

E. Adequacy of Consideration. The parties individually and collectively agree that the Release Payment by Company to Executive is sufficient consideration for covenants and promises of Executive made in Article IV of this Agreement and that such sum exceeds any unpaid wages and benefits that would be owed to Executive for services rendered prior to the Termination Date.

F. ADEA Release. Executive hereby acknowledges that Executive is knowingly and voluntarily entering into this Agreement with the purpose of waiving and releasing any claims under the ADEA (a law which prohibits discrimination on the basis of age), and as such, Executive acknowledges and agrees that:

(1)	this Agreement is worded in an understandable way and he has read and fully understands its terms;

(2)	any rights or claims arising under the ADEA are waived;

(3)	claims under the ADEA that may arise after this Agreement is executed are not waived;

(4)	the rights and claims waived in this Agreement are in exchange for additional consideration over and above anything to which Executive was already undisputedly entitled;

(5)	Executive has been advised in writing by the Company to consult with an attorney prior to executing this Agreement;

(6)	Executive acknowledges that he has been given a twenty-one-day (21-day) period of time from the date of receipt of this Agreement to consider all of the provisions of this Agreement, and he does knowingly and voluntarily waive said given 21-day period;

(7)	Any changes made to this Agreement, whether material or immaterial, will not restart the running of this twenty-one-day (21-day) period;

(8)	Executive may revoke this waiver and release of any ADEA (age discrimination) claims covered by this Agreement within seven days from the date this Agreement is executed (such seven-day period, the “Revocation Period”)

(9)	This Agreement shall not become effective until the Revocation Period has passed and Executive shall not have revoked his waiver and release of any ADEA claim during the Revocation Period. If Executive revokes this Agreement, Executive will be deemed not to have accepted the terms of this Agreement and the Company will have no obligations hereunder; and

(10)	Nothing in this Agreement shall be construed as a limitation on the right of Executive to participate in any investigation by the Equal Employment Opportunity Commission into any charge that ADEA has been violated, including a charge filed by Executive.

V. PROTECTIVE COVENANTS

A. Restrictive Covenants. Notwithstanding any other provision contained in this Agreement, Executive acknowledges and agrees that he shall continue to be bound by the post-employment restrictions in the Amended and Restated Employment Agreement effective Jan. 1, 2009 (the “Employment Agreement”) attached hereto as Exhibit A which are incorporated herein (as updated and restated below) with the understanding that Executive’s termination of employment will, for purposes of the Employment Agreement, be considered the type of termination event that maximizes the applicable length of time for each restriction. Accordingly, the applicable restrictions shall be as follows:

(a) [For a period of one year from the Termination Date (“Noncompetition Period”),] Executive shall not directly or indirectly, acquire, invest in, or otherwise engage (whether as an employee in a managerial, sales, executive or supervisory capacity or other position of substantial responsibility, director, officer, member, manager, or as a consultant) in the Business (as hereafter defined) in the Restricted Area (as hereafter defined), provided however that the Executive may invest in up to five percent (5%) of any outstanding class of equity securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended. For purposes of this Agreement, the terms (i) “Business” shall be defined as the business of marketing, sale, installation and manufacturing of pre-fabricated modular deck home remodeling projects including the pressure-chemical treatment of lumber which is ultimately utilized in deck home remodeling projects, and the marketing, design, sales, manufacturing and installation of kitchen cabinet refacing and countertop products utilized in kitchen and bathroom remodeling and refacing and any other home improvement services similar to that provided by the Company or its affiliates and the financing of any such services and (ii) “Restricted Area” shall mean the State of Texas or any State where the Company has made, bought, serviced, or sold home improvement products and services within a twelve month period preceding the termination of Executive’s employment;

(b) During the Noncompetition Period, Executive shall not directly or indirectly, whether as an employee in a managerial, sales, executive or supervisory capacity or other position of substantial responsibility, director, officer, member, manager, or as a consultant, (i) solicit, or attempt to solicit or accept business that is competitive with such business being conducted by the Company, or its affiliates in the Restricted Area; or (ii) engage, hire, employ, or solicit in any manner whatsoever the employment of an employee of the Company; or (iii) interfere in any business relationship or contract between the Company and its affiliates and its customers, suppliers, lenders, or financial institutions, including, without limitation, Home Depot and Smart Circle.

(c) During the Noncompetition Period, the Executive shall not knowingly seek or accept, directly or indirectly, personal gain from (i) anyone soliciting business with the Company or its affiliates, (ii) any person or firm doing business with the Company or its affiliates, or (iii) any person or firm in business competition with the Company or its affiliates.

(d) ***

(e) ***

(f) The executive recognizes that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the business of the Company and that if any such territorial or time limitation is found to be unreasonable by a court of competent jurisdiction, the Executive agrees and submits to the reduction of either said territorial or time limitation to such an area or period as appears reasonable to such court. Provided however, if the Company shall successfully enforce its injunctive rights hereunder in a court of competent jurisdiction, the terms of this covenant shall be extended by the period of time, if any, that the Executive was not restrained or enjoined from competing with the Company during the pendency of the court proceeding.

(g) The existence of any potential or alleged claim or cause of action of the Executive against the Company, or its affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by any party of the covenants contained in this Agreement. An alleged or actual breach of the Agreement by the Company or its affiliates will not be a defense to enforcement of the provisions of this [Article V] or other obligations of Executive to any such party.

(h) The Executive’s covenants in [this Article V]shall terminate and be of no further effect if the Company ceases to conduct the Business, dissolves, or becomes subject to a petition in bankruptcy.

B. Non-Disparagement. Executive agrees that he will not make or publish any statement, written or oral, disparaging the reputation of the Company, any of its present or future employees, officers, shareholders, subsidiaries or affiliates, or any of the Company’s respective businesses or products unless such statements are made truthfully in response to a subpoena or other legal process or knowingly cause such a statement to be made or published. Executive further agrees not to respond to press inquiries about Executive’s separation from the Company without the prior agreement of the Company. In the event Executive violates the terms of this Article V (B) provision, Company shall be entitled to recover seventy-five percent (75%) of the Protective Covenants Payment in addition to, and not in lieu of, injunctive relief to prevent further violations.

Company agrees that it will not knowingly publish to the press or any third party any official (authorized by the Board of Directors or Chief Executive Officer) statement, written or oral, disparaging the reputation of Executive, and will direct its senior management (positions of Vice President and above) not to make or publish any statement, written or oral, disparaging the reputation of Executive to third parties; provided, however, that the nothing in the foregoing shall prohibit statements that are made truthfully in response to a subpoena or other legal process or that would be subject to a qualified or absolute privilege such as communications between persons within the Company that have a need to know the information at issue.

C. Employee Non-Interference. Executive will not contact employees of the Company or their family members for purposes of soliciting or encouraging them to leave the Company, or otherwise engage in any communication or threaten to engage in a communication with a Company employee or family member of a Company employee that Executive knows or that a reasonable person in his position would know would damage the employee’s family relationships or relationships with the Company. In the event Executive violates the terms of this Article V (C) provision, Company shall be entitled to recover seventy-five percent (75%) of the Protective Covenants Payment in addition to, and not in lieu of, injunctive relief to prevent further violations.

D. Protection of Confidential Information and Intellectual Property. Executive agrees not to engage in the unauthorized use or disclosure of any Confidential Information of the Company (as defined in Section 4 of the Employment Agreement), and to fully comply with the non-disclosure obligations in Section 4 of the Employment Agreement.

E. No Contest. In consideration for the Protective Covenants Payments, Executive waives and releases any claim that the covenants incorporated herein in Article V (the “Protective Covenants”) are unenforceable as written and agrees not to sue, cause or permit another person to sue to challenge the enforceability of the Protective Covenants as written, or otherwise pursue a claim that the Protective Covenants are not enforceable as written. The post-employment restrictions in Sections 4 and 5 of the Employment Agreement shall survive any revocation of this Agreement by Executive or the rescission of all or any material part of this Agreement.

F. Injunctive Relief. Executive agrees that a violation of the Protective Covenants would cause irreparable harm to the Company that cannot be fully and effectively remedied through monetary damages or compensation. Therefore, Executive agrees that in addition to, and not in lieu of, any damages which the Company may be entitled to as a legal remedy, the Company shall also be entitled to such injunctive relief (temporary, preliminary, permanent or otherwise) as is needed to prevent further violations of this Agreement and to return the parties to the status quo prior to such violation where possible, and the Company shall be entitled to specific enforcement of this Agreement. Executive further agrees that the Company’s recoverable remedies for a violation of Article V of this Agreement shall include attorneys’ fees, court costs and expenses incurred by the Company in the enforcement of this Article.

G. Cessation of Payments. In the event that Executive materially breaches one or more of the covenants set forth in Article V, as determined by the Company, then the Company shall have the right to cease making any payments currently due and owing the

Executive at that time and shall have no further obligations to Executive under this Agreement. And, a cessation of payments pursuant to this Article V (G) shall not cause any of Executive’s obligations under this Agreement or the Employment Agreement to end. Notwithstanding the foregoing, Executive shall be provided a minimum of fifteen business days notice and opportunity to cure any violation that the Company (in the exercise of its sole discretion) determines is amenable to an effective cure, prior to the cessation of payments.

H. Return of Payments. Executive’s agreement to comply with all of the Protective Covenants and agreement to waive any contest to the enforceability of the Protective Covenants as written, and the Company’s agreement to make Protective Covenant Payments to Executive are mutually dependent obligations. Accordingly, in the event that any portion of the Protective Covenants deemed material by the Company is challenged and found to be unenforceable, then Executive shall, at the election of the Company, be required to immediately return all of the Protective Covenant Payments to the Company (less any taxes paid thereon by Executive).

I. Acceleration of Payments. In the event that Home Depot and the Company stop doing business together, then within thirty days of the complete cessation of business activities and revenue derived from the Company’s relationship with Home Depot, the Company will accelerate its payments owed to Executive and pay all sums outstanding to Executive in one lump sum payment; provided, however, that this acceleration shall not apply if Executive or any entity that Executive is working for at the time is a contributing cause of the termination of the business relationship between Home Depot and the Company.

VI. MISCELLANEOUS

A. No Assignment. Executive hereby represents and warrants that Executive has not assigned or otherwise transferred to any other person or entity any interest in any claim, demand, action and/or cause of action Executive has, or may have, or may claim to have against any Released Party. Executive agrees to indemnify and hold harmless all of the Released Parties from any and all injuries, harm, damages, costs, losses, expenses and/or liability, including reasonable attorneys’ fees and court costs, incurred as a result of any claims or demands which may hereafter be asserted against any such Released Parties by, through, or by virtue of an assignment or other transfer by Executive.

B. No Right to Re-Employment. Executive acknowledges and agrees that by signing this Agreement, Executive is hereby releasing and forever waiving any right to re-employment or reinstatement with the Company in any capacity; although nothing herein shall prevent the Company from reemploying Executive should the Company, in its own discretion, decide to reemploy Executive.

C. No Admission of Liability. This Agreement, the offer of this Agreement and compliance with this Agreement shall not constitute or be construed as an admission by the Released Parties, or any of them individually, of any wrongdoing or liability of any kind or an admission by any party (Executive or Released Parties). This Agreement shall not be admissible in any judicial, administrative or other proceeding or cause of action as an admission of liability or for any purpose other than to enforce the terms of this Agreement.

D. Early Resolution Conference; Notices Regarding This Agreement. In the one year period following the Termination Date, prior to accepting any new position of employment or agreeing to perform services for a person or entity that might foreseeably be viewed as a competitor or business engaged in any enterprise that is the same or similar to that of the Company or its affiliates, Executive shall provide the prospective employer with a copy of this Agreement and get the prospective employer’s assurances that the position at issue does not violate this Agreement. Executive will also advise Company’s chief executive officer of the prospective employment position before accepting such position or otherwise acting in reliance upon an employment offer. And, the parties shall use their best efforts to resolve any disputes between them regarding whether or not the prospective employment position violates this Agreement.

E. Contractual Agreement; Governing Law. The parties agree that the terms of this Agreement are contractual in nature and not merely recitals and shall be governed and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of law. The parties further agree that should any part of this Agreement be declared or determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the parties intend that the legality, validity, and enforceability of the remaining parts shall not be affected thereby, and said illegal, invalid or unenforceable part shall be deemed not to be a part of this Agreement. The forum and venue to decide any disputes arising under this Agreement shall be a court of competent jurisdiction in Dallas County, Texas. Executive consents to the jurisdiction of the courts located in Dallas County, Texas, over him and waives any and all objections to the exercise of jurisdiction over him by such courts. The Company AND EXECUTIVE HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING UNDER OR RELATING TO ANY PROVISION OF THIS AGREEMENT.

F. Arbitration. In the event of a dispute as to the application of any of the provisions of this Agreement, the parties hereby agree that the matter or dispute shall be submitted to arbitration according to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). The arbitration shall be conducted in Dallas County, Texas. The matter shall be decided by a single arbitrator selected according to such Rules of the AAA. The cost of arbitration shall be borne as the arbitrator determines in accordance with applicable law so as to make this arbitration agreement fully enforceable. Each party shall bear its own respective attorney’s fees during the arbitration, but the arbitrator may award all or part of the reasonable attorney’s fees in accordance with controlling terms of this Agreement regarding such fees and costs. The arbitrator is authorized to grant relief via summary judgment in accordance with the federal law standard for summary judgments. The arbitrator is not authorized to make any ruling which is contrary to controlling law as selected within and applied to this Agreement. A judgment based upon the arbitration award may be entered by any court having jurisdiction. Notwithstanding this section, either party may seek a temporary restraining order and a temporary injunction with regard to the enforcement of the provisions of Article V of this Agreement pending a final resolution through arbitration.

G. Successors. This Agreement shall be binding upon and the benefits shall inure to Executive and Executive’s heirs, and to the Company and its successors and assigns.

H. Waivers. No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by the party to this Agreement against whom such waiver is sought to be enforced. The waiver by any party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party, nor shall any waiver operate or be construed as a rescission of this Agreement.

I. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, and addressed as follows:

If to the Company:

Chief Executive Officer, U.S. Home Systems, Inc. 405 State Hwy 121 Bypass, Building A, Suite 250 Lewisville, TX 75067

with a copy to:	General Counsel
U.S. Home Systems, Inc. 405 State Hwy 121 Bypass, Building A, Suite 250 Lewisville, TX 75067

If to Executive: at the address set forth below Executive’s signature on the signature page hereto.

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

J. Entire Agreement. Executive agrees that in executing this Agreement, Executive does not rely and has not relied on any document, representation or statement, whether written or oral, other than those specifically set forth in this Agreement. Except where otherwise expressly provided for herein regarding the Stock Related Award Agreements and the continuing effect of the Protective Covenants from the Employment Agreement, the parties agree that this Agreement and any attachments, schedules, or exhibits hereto constitute the entire agreement between Executive and the Company, supersede any and all prior agreements or understandings, written or oral, pertaining to the subject matter of this Agreement, and contain all the covenants and agreements in any manner whatsoever between the parties with respect to such matters. No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist. This Agreement cannot be changed or terminated orally, but may be changed only through written addendum executed by both parties.

K. Mutual Drafting. The wording in this Agreement was reviewed and accepted by all parties after reasonable time to review with legal counsel, and no party shall be entitled to have any wording of this Agreement construed against the other party as the drafter of the Agreement in the event of any dispute in connection with this Agreement.

L. Return of the Company Property. Executive represents and agrees that on or before the Termination Date, Executive will return to the Company all the Company property within Executive’s possession or control, including, but not limited to, beepers, cellular telephones, keys, access cards, computers and peripheral equipment, software, automobiles, equipment, customer lists, forms, plans, documents, and other written and computer material, and copies of the same, belonging to the Company or its affiliates, or any of their customers, and Executive will not at any time copy or reproduce the same.

M. Understanding of Agreement. Executive declares that the terms of this Agreement have been completely read, are fully understood, and are voluntarily accepted, after complete consideration of all facts and Executive’s legal rights, of which Executive has been fully advised by Executive’s attorneys for the purpose of making a full and final compromise, adjustment and settlement of any and all claims, disputed or otherwise, that Executive may have against the Released Parties.

N. Taxes. Executive shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable, or benefits provided, to Executive under this Agreement. Notwithstanding any other provision herein contained, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws and regulations with respect to any amounts payable, or benefits provided to, Executive under this Agreement and report on any applicable federal, state, local or foreign tax reporting form any income to Executive determined by the Company as resulting from such amounts payable or benefits provided hereunder.

O. Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy of such party’s executed counterpart of this Agreement shall be deemed to be an executed original thereof.

P. Affiliates. For purposes of this Agreement an “affiliate” of the Company is any entity controlling, controlled by, or under common control with the Company.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties have executed this Agreement as follows:

PETER T. BULGER

/s/ Peter T. Bulger
Signature

3100 Harvard Ct.
Address

Plano, Texas 75093
City, State, Zip

Date: 2/17/2009

U.S. REMODELERS, INC.

By:	/s/ Richard B. Goodner
Its:	Vice President – Legal Affairs

U.S. HOME SYSTEMS, INC.

By:	/s/ Richard Goodner
Its:	Vice President – Legal Affairs

EXHIBIT A

Amended and Restated Employment Agreement

between

U.S. Home Systems, Inc., U.S. Remodelers, Inc. and Peter T. Bulger

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) shall be effective on the 1st day of January, 2009 (the “Effective Date”), by and between U.S. Home Systems, Inc. (“USHS”), a Delaware corporation, and U.S. Remodelers, Inc. (“U.S. Remodelers”), a Delaware corporation (collectively, USHS and U.S. Remodelers shall be referred to as the “Company”), and Peter T. Bulger (the “Executive”).

WITNESSETH:

WHEREAS, Executive is employed as President and Chief Operating Officer of USHS and as President and Chief Executive Officer of U.S. Remodelers; and

WHEREAS, Executive and the Company have previously entered into an employment agreement dated as of January 1, 2004 (the “Prior Agreement”); and

WHEREAS, the Company desires to continue such employment relationship and enter into this Agreement, which will on the Effective Date amend and restate the Prior Agreement and set forth the terms and conditions under which the Executive will continue to serve the Company; and

WHEREAS, the Executive wishes to continue his employment with the Company on the terms and conditions set forth herein;

NOW, THEREFORE, the Company and the Executive represent, warrant, covenant, and agree as follows:

1. Employment and Duties. Executive is employed by USHS in the capacity of President and Chief Operating Officer and as President and Chief Executive Officer of U.S. Remodelers. The Executive agrees that during the term of this Agreement he will devote substantially all of his business time, ability, and attention exclusively to the business and interest of the Company and will execute his duties loyally and solely for the benefit of the Company. The Executive agrees that he will perform for USHS all of the functions generally considered to be the duties of a President and Chief Operating Officer, which include but are not limited to: implementing objectives established by the Board of Directors of USHS; and such other reasonable duties, functions, responsibilities, and authority in connection with the foregoing as are consistent with his position as President and Chief Operating Officer of USHS and as are from time to time delegated to the Executive by the Board of Directors of USHS. Executive shall also perform such reasonable duties and functions as President and Chief Executive Officer of U.S. Remodelers as are from time to time delegated to the Executive by the Board of Directors of U.S. Remodelers. Pursuant to his duties hereunder, Executive will create and promote the Company’s goodwill among its customers, lenders, employees, suppliers, and other parties with whom it has business relationships.

2. Term. The term of this Agreement shall commence on the Effective Date and shall continue in effect through December 31, 2009, provided, however, that on January 1, 2010 and each January 1 thereafter, the term of this Agreement shall be automatically extended for consecutive one-year periods (the “Term”), unless, not later than June 30 immediately preceding such January 1, the Company shall have given written notice to Executive (the “Non-Renewal Notice”) that it does not wish to extend this Agreement. Upon such notice by the Company, this Agreement shall continue until the end of the Term, unless sooner terminated in accordance with a provision in Section 6.

3. Compensation. In consideration of all of the services to be rendered by the Executive to the Company hereunder, the Company hereby agrees to pay the Executive, and the Executive hereby agrees to accept from the Company, the following compensation:

(a) Annual Salary. As of the inception of this Agreement, the Executive’s salary is $362,250 annually which will continue during the Term of this Agreement and which will be payable in equal bi-weekly installments (“Annual Salary”). The Annual Salary may not be reduced during the Term and may be increased at the beginning of each fiscal year of the Company on an annual basis at the discretion of the Compensation Committee or, if there is no Compensation Committee, at the discretion of the Board of Directors.

(b) Bonus. Executive shall participate in and receive bonuses under any management bonus program established by the Board of Directors or Compensation Committee, including, but not limited to, the U.S. Home Systems, Inc. And Subsidiaries Executive Cash Bonus Plan (hereafter, the “USHS Cash Bonus Plan”), as well as such other bonuses during the Term of this Agreement that may be awarded at the discretion of the Compensation Committee or, if there is no Compensation Committee, at the discretion of the Board of Directors.

(c) Vacation. During the Term of this Agreement, the Executive will be entitled to no less than three weeks of paid vacation.

(d) Health and Disability Insurance.

(i) General. During the Term of this Agreement, the Company, at its sole expense, will provide the Executive and his family with a health insurance plan and disability insurance coverage. Executive shall be entitled to participate in and receive benefits under any and all employee benefit plans and programs which are from time to time generally made available to the executive employees of the Company.

(ii) Physical Examination. During the Term of this Agreement, the Company shall provide, at its expense (unless otherwise covered under the terms of the Company’s health plans), an annual physical examination with a physician chosen by Executive.

(iii) Disability Payments. Executive’s eligibility for compensation from the Company based on disability is governed by subsections 6(f) and 7(e) of this Agreement.

(e) Expenses. During the Term of this Agreement, the Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive in connection with the fulfillment of his duties herein; provided the Executive has complied with all policies and procedures relating to the reimbursement of such expenses as may from time to time be established by the Company including, but not limited to, the providing of all supporting backup to such expenses as is required by the Internal Revenue Service.

(f) Stock Options. The Executive shall receive stock options from time to time as may be determined by the Board of Directors or Compensation Committee, as the case may be. The terms of the stock option agreement covering the stock options shall contain provisions determined at the discretion of the Compensation Committee or, if there is no Compensation Committee, at the discretion of the Board of Directors, and shall provide that such options shall be fully vested on a Change in Control (as defined herein).

4. Nondisclosure Agreement. Upon the Effective Date or within a reasonable time thereafter, the Company will disclose to the Executive Confidential Information and the Executive acknowledges that during his term of employment with the Company, he shall have access to and become familiar with Confidential Information that is owned by the Company and its affiliates and that is regularly used in the operation of the business of the Company, and its affiliates. For purposes of this Agreement, “Confidential Information” means all information, research, computer software, or programs and related documentation, practices, technical plans, customer lists, supplier agreements, loan servicing agreements, loan purchasing and re-sale agreements and programs, pricing techniques, marketing plans, development plans, feasibility studies, acquisition programs, financial information or all other compilations of information related to the business of and owned by Company, and that has not been disclosed by the Company to the general public or that does not exist in the public market. “Confidential Information” includes all such information that was provided to Executive under the Prior Agreement. The Executive shall not use or disclose any of the Confidential Information, directly or indirectly, either during the term of his employment or at any time thereafter, except as required in the course of his employment. The Executive shall promptly deliver to the Company upon termination of his employment all files, records, documents, information, data, and similar items and documentation relating to the business of the Company, whether prepared by the Executive or otherwise coming into his possession. The obligations of this Section 4 and Section 5 are continuous and shall survive the termination of the Executive’s employment with the Company. Nothing herein is intended to prevent lawful and truthful disclosure by Executive to agents of the United States government and its agencies or to members of Congress. In addition, and without limiting the generality of the foregoing, the Company and the Executive shall each be authorized to disclose to agents of the United States government and its agencies the federal income tax treatment and the federal income tax structure (each as defined in Treas. Reg. Sec. 1.6011-4) of any transaction between them.

5. NonCompetition Agreement. In order to protect the Company’s goodwill, Confidential Information, which the Company agrees to disclose to Executive as provided above, and other legitimate business interests, the Executive agrees that:

(a) During the “NonCompetition Period” (as herein so defined), Executive shall not, directly or indirectly, acquire, invest in, or otherwise engage (whether as an employee in a managerial, sales, executive or supervisory capacity or other position of substantial responsibility, director, officer, member, manager, or as a consultant) in the Business (as hereafter defined) in the Restricted Area (as hereafter defined), provided however that the Executive may invest in up to five percent (5%) of any outstanding class of equity securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended. For purposes of this Agreement, the terms (i) “Business” shall be defined as the business of marketing, sale, installation and manufacturing of pre-fabricated modular deck home remodeling projects including the pressure-chemical treatment of lumber which is ultimately utilized in deck home remodeling projects, and the marketing, design, sales, manufacturing and installation of kitchen cabinet refacing and countertop products utilized in kitchen and bathroom remodeling and refacing and any other home improvement services similar to that provided by the Company or its affiliates and the financing of any such services and (ii) “Restricted Area” shall mean the State of Texas or any State where the Company has made, bought, serviced, or sold home improvement products and services within a twelve month period preceding the termination of Executive’s employment;

(b) During the NonCompetition Period, Executive shall not directly or indirectly, whether as an employee in a managerial, sales, executive or supervisory capacity or other position of substantial responsibility, director, officer, member, manager, or as a consultant, (i) solicit, or attempt to solicit or accept business that is competitive with such business being conducted by the Company, or its affiliates in the Restricted Area; or (ii) engage, hire, employ, or solicit in any manner whatsoever the employment of an employee of the Company; or (iii) interfere in any business relationship or contract between the Company and its affiliates and its customers, suppliers, lenders, or financial institutions, including, without limitation, Home Depot and Smart Circle.

(c) During the NonCompetition Period, the Executive shall not knowingly seek or accept, directly or indirectly, personal gain from (i) anyone soliciting business with the Company or its affiliates, (ii) any person or firm doing business with the Company or its affiliates, or (iii) any person or firm in business competition with the Company or its affiliates. The preceding sentence shall not apply to any gifts, meals, and entertainment of a nominal value if the Executive’s objective is to enhance the business and goodwill of the Company.

(d) The “NonCompetition Period” shall be the Term of this Agreement and such additional periods as set forth in this subsection.

(i) If the Company terminates this Agreement for “Just Cause” pursuant to subsection 6(a) or the Executive terminates this Agreement without “Good Reason” pursuant to subsection 6(b), then the NonCompetition Period shall continue until the one year anniversary date of the termination of this Agreement.

(ii) If the Company terminates this Agreement without “Just Cause” pursuant to subsection 6(c) or the Executive resigns from his employment for “Good Reason” pursuant to subsection 6(d), then the NonCompetition Period shall continue for a period of six months following the date of Executive’s termination or resignation.

(iii) If this Agreement is terminated by reason of disability pursuant to subsection 6(f), then the NonCompetition Period shall continue until the one year anniversary date of the termination of this Agreement.

(iv) If this Agreement is terminated by reason of expiration of the Term pursuant to subsection 6(g), then the NonCompetition Period shall continue for a period of six months following the date of the termination of this Agreement.

(e) Due to the irreparable and continuing nature of the injury which would result from a breach of any of the covenants contained in Section 4 or Section 5, Executive agrees that the Company or its affiliates may, in addition to any remedy which the Company or its affiliates may have at law or in equity, apply to any court of competent jurisdiction for the entry of an immediate order to restrain or enjoin the breach of this covenant and to otherwise specifically enforce the provisions of this covenant.

(f) The Executive recognizes that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the business of the Company and that if any such territorial or time limitation is found to be unreasonable by a court of competent jurisdiction, the Executive agrees and submits to the reduction of either said territorial or time limitation to such an area or period as appears reasonable to such court. Provided however, if the Company shall successfully enforce its injunctive rights hereunder in a court of competent jurisdiction, the terms of this covenant shall be extended by the period of time, if any, that the Executive was not restrained or enjoined from competing with the Company during the pendency of the court proceedings.

(g) The existence of any potential or alleged claim or cause of action of the Executive against the Company, or its affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by any party of the covenants contained in this Agreement. An alleged or actual breach of the Agreement by the Company or its affiliates will not be a defense to enforcement of the provisions of this Section 5 or other obligations of Executive to any such party.

(h) The Executive’s covenants in Section 4 and this Section 5 shall terminate and be of no further effect if the Company ceases to conduct the Business, dissolves, or becomes subject to a petition in bankruptcy.

6. Termination of Agreement. This Agreement (other than the provisions as applicable of Sections 4, 5 and 21, which shall survive such termination) and Executive’s employment with the Company may be terminated as provided herein:

(a) Termination by the Company for “Just Cause”. For purposes hereof, the Company shall have “Just Cause” to terminate the Executive’s employment hereunder in any of the following events:

(i) the commission by Executive of any act of fraud, embezzlement, or misappropriation materially prejudicial to the Company’s best interest;

(ii) a final conviction of Executive, after all available appeals have been exhausted, for a felony, which in the reasonable judgment of the Board of Directors materially affects Executive’s ability to perform his duties pursuant to this Agreement; or

(iii) any material breach by the Executive of any of the terms of, or the failure to perform any material covenant or agreement contained in this Agreement, which is not cured after thirty (30) days written notice to the Executive; or

(iv) the failure or refusal of Executive to devote substantially all of his business time, ability, attention, efforts, and energy to the Company during regular business hours; or

(v) the failure of Executive to materially comply with the Company policy concerning harassment and discrimination in the workplace.

(b) Resignation Without Good Reason. The Executive may resign from his employment with the Company at anytime. However, for purposes of this Agreement, a resignation by Executive shall be for “Good Reason” only upon the occurrence of one or more of the events described in subsection 6(d).

(c) Termination by the Company without “Just Cause”. For purposes hereof, if the Company terminates Executive’s employment for any reason other than those listed in subsection 6(a), then such termination shall be without “Just Cause.”

(d) Resignation for Good Reason. The Executive’s employment shall be deemed to have been terminated other than for Just Cause and for “Good Reason” (as herein so used), if Executive tenders his resignation within thirty (30) days after the occurrence of one or more of the following conditions that arise without the consent of Executive:

(i) material breach by the Company of any of the terms of, or the failure to perform any material covenant or agreement contained in this Agreement; or

(ii) material reduction in title, position, responsibilities, or duties of the Executive; or

(iii) material reduction in the Annual Salary; or

(iv) assignment of Executive to a position of employment outside the northern half of the State of Texas; or

(v) delivery by the Company to Executive of the Non-Renewal Notice; provided that the Executive is willing and able to execute a new agreement providing terms and conditions substantially similar to those in the expiring agreement and to continue providing such services.

(e) Termination on Death. In the event of Executive’s death, Executive’s employment will be deemed to have terminated on the date of his death.

(f) Termination on Disability. If the Executive becomes “disabled” (as defined in this subsection 6(f)), then Executive’s employment with the Company shall terminate on the date of Executive’s disability. Executive shall be “disabled” for purposes of this Agreement if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or if the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(g) Expiration of Agreement. If the Company provides the Non-Renewal Notice to Executive pursuant to section 2 of the Agreement, Executive’s employment will terminate at the end of the Term, unless the Agreement is terminated earlier in accordance with another provision of section 6.

(h) Termination In Connection With Change In Control. Executive’s employment with the Company may be terminated in connection with a Change In Control (as defined in Section 8 below) if (i) Executive resigns for any reason within twelve (12) months after a Change In Control, or (ii) the Company terminates Executive’s employment for any reason other than those listed in subsection 6(a) within twelve (12) months after a Change In Control.

(i) Written Notice. Any termination of this Agreement shall be by written notice from the party initiating the termination to the other party.

7. Severance. Upon the occurrence of an event specified below, the Company agrees to make the specified payments. If a payment is due under any provision of this Section 7, then no payment shall be due under any other provision of this Section 7.

(a) Termination by the Company for “Just Cause.” If the Company terminates Executive’s employment with the Company for “Just Cause” pursuant to subsection 6(a), then the Executive shall not be entitled to severance pay. However, in such event the Company shall pay to Executive his accrued but unpaid salary and any amount due (and not previously paid) to Executive under subsection 3(e) for reasonable expenses incurred by Executive in the performance of his duties hereunder.

(b) Resignation by Executive Without Good Reason. If Executive terminates Executive’s employment with the Company without “Good Reason” pursuant to subsection 6(b), then the Executive shall not be entitled to severance pay. However, in such event the Company shall pay to Executive his accrued but unpaid salary and any amount due (and not previously paid) to Executive under subsection 3(e) for reasonable expenses incurred by Executive in the performance of his duties hereunder.

(c) Termination by the Company without “Just Cause” or Resignation by Executive for Good Reason. If the Company terminates Executive’s employment with the Company without “Just Cause” pursuant to subsection 6(c) or if Executive resigns for “Good Reason” pursuant to subsection 6(d), then the Company will pay Executive a lump sum payment (the “Severance Payment”) in cash equal to one year’s salary at the then current rate in effect immediately prior to the termination. The Company shall make the Severance Payment within 15 calendar days of the termination or resignation. Additionally, in such event the Company shall pay to Executive his accrued but unpaid salary and any amount due (and not previously paid) to Executive under subsection 3(e) for reasonable expenses incurred by Executive in the performance of his duties hereunder.

(d) Termination on Death. If this Agreement terminates pursuant to the death of Executive under subsection 6(e), then the Company shall pay to Executive’s wife, if she has not predeceased him and if she is married to Executive on the date of his death, a lump sum payment (the “Widow Payment”) in cash equal to one year of Executive’s salary at the then current rate in effect at the time of Executive’s death. The Company shall make the Widow Payment within 60 calendar days after the Executive’s death. If Executive is not married at the time of his death or if Executive’s wife has predeceased Executive, the Company shall not be obligated to make any payment to Executive’s estate. If the Company elects to purchase life insurance for Executive to fund, in whole or in part, its obligations under this subsection 7(d), Executive agrees to designate his wife as the primary beneficiary of such insurance while he is married, and any payment of the Widow Payment by the Company will be less the sum of any life insurance purchased by the Company payable to Executive’s beneficiaries upon his death. Additionally, in the event of Executive’s death, the Company shall pay to Executive’s wife, or his estate if she has predeceased him or is not married to him on the date of his death, Executive’s accrued but unpaid salary and any amount due (and not previously paid) to Executive under subsection 3(e) for reasonable expenses incurred by Executive in the performance of his duties hereunder.

(e) Payment on Disability. If Executive becomes disabled as defined in Section 6(f), then the Company shall pay to Executive a lump sum payment (the “Disability Payment”) in cash equal to one year of Executive’s salary at the then current rate in effect at the time of Executive’s disability. The Company shall make the Disability Payment within 15 calendar days after the Executive becomes disabled. Additionally, in such event the Company shall pay to Executive his accrued but unpaid salary and any amount due (and not previously paid) to Executive under subsection 3(e) for reasonable expenses incurred by Executive in the performance of his duties hereunder.

(f) Termination In Connection With A Change In Control. If Executive’s employment is terminated in connection with a Change In Control as defined in Section 6(h), the Company shall pay to Executive a lump sum payment in cash equal to one year of Executive’s salary at the then current rate in effect at the time of the Change In Control. The Company shall make the payment within fifteen (15) calendar days after the termination of Executive’s employment. Additionally, in such event the Company shall pay to Executive his accrued but unpaid salary and any amount due (and not previously paid) to Executive under subsection 3(e) for reasonable expenses incurred by Executive in the performance of his duties hereunder.

8. Change In Control. A Change In Control will be deemed to have occurred for purposes hereof, upon any one of the following events: (a) any person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company (including its subsidiaries, directors, and executive officers) has become the beneficial owner, within the meaning of Rule l3d-3 under the Exchange Act, of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding Common Stock or equivalent in voting power of any class or classes of the Company’s outstanding securities ordinarily entitled to vote in elections of directors (“voting securities”); or (b) shares representing fifty percent (50%) or more of the combined voting power of the Company’s voting securities are purchased pursuant to a tender offer or exchange offer (other than an offer by the Company or its subsidiaries or affiliates); or (c) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets, or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board of the Company or of any successor to the Company; or (d) the Company is merged or consolidated with another corporation and as a result of such merger or consolidation less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former shareholders of the Company, other than (i) any party to such merger or consolidation, or (ii) any affiliates of any such party; or (e) the Company transfers more than fifty percent (50%) of its assets, or the last of a series of transfers results in the transfer of more than fifty percent (50%) of the assets of the Company, to another entity that is not wholly-owned by the Company or (vi) the Board, approves a resolution that for purposes of this Agreement a Change In Control has occurred. For purposes of Subsection (e), the determination of what constitutes fifty percent (50%) of the assets of the Company shall be made by the Board, as constituted immediately prior to the events that would constitute a Change In Control if fifty percent (50%) of the Company’s assets were transferred in connection with such events, in its sole discretion. For purposes of this Section 8, the term “Company” shall mean USHS.

9. Gross-Up Provision. If any payment, option right, or benefit to Executive pursuant to the terms of this Agreement or otherwise in connection with Executive’s employment with Company (the “Payments”) is subject to the excise tax (the “Excise Tax”) imposed under Code Section 4999, then the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Payments and any Federal, state and local income and employment taxes and Excise Tax on the Gross-Up Payment, shall be equal to the Payments to Executive. The Gross-Up Payment shall be made to Executive within thirty (30) days after the termination of Executive’s employment.

10. Notices. Any parties’ address for notice may be changed by written notice delivered to the other party in accordance with this section. Any notice by certified mail shall be deemed delivered upon actual receipt. Any notice or communication required or permitted hereunder shall be in writing and personally delivered or mailed by certified mail, return receipt requested, or delivered by an overnight express courier, addressed to the Company or the Executive, as the case may be, at the addresses set forth below:

If to the Company:	U.S. Home Systems, Inc. 405 State Highway121 Bypass, Building A Suite 250 Lewisville, Texas 75067 Attn: Chairman of the Board of Directors

With a copy to:	Chairman of the Compensation Committee U.S. Home Systems, Inc. 405 State Highway 121 Bypass, Building A, Suite 250 Lewisville, Texas 75067

If to the Executive:	Peter T. Bulger 3100 Harvard Ct. Plano, Texas 75093

11. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same, except that nothing in this Agreement shall be deemed to supersede Executive’s obligations with respect to confidentiality, non-competition, and non-solicitation under the Prior Agreement or any other agreement that Executive may have with the Company. No modification, alteration, amendment, or rescission of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by all parties hereto.

12. Texas Law to Apply. This Agreement shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties created hereunder to be performed in Dallas County, Texas.

13. Other Instruments. The parties hereto covenant and agree that they will execute such other instruments and documents as are or may become necessary or convenient to effectuate and carry out this Agreement.

14. Headings. The headings used in this Agreement are used for administrative purposes only and do not constitute substantive matters to be considered in construing the terms of this Agreement.

15. Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this Agreement.

16. Severability. If any one or more of the provisions contained in this Agreement for any reason are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

17. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original.

18. Construction. Wherever the context shall so require, all words herein in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural, and all plural words shall include the singular.

19. Cost of Enforcement. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

20. Waiver of Breach. Failure of any party to protest a breach by any other party or waiver by any party of a breach shall not operate as or be construed as a waiver of rights or remedies as to that breach and a waiver by any party of a breach shall not operate as or be construed as a waiver of rights or remedies as to any subsequent breach by any other party.

21. Arbitration. In the event of a dispute as to the application of any of the provisions of this Agreement, the parties hereby agree that the matter or dispute shall be submitted to arbitration according to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). The arbitration shall be conducted in Dallas County Texas. The matter shall be decided by a single arbitrator selected according to such Rules of the AAA. The cost of arbitration shall be borne as the arbitrator shall determine on Final Award. Each party shall bear its own respective attorney’s fees during the arbitration, but the arbitrator may award all or part of the reasonable attorney’s fees incurred to the prevailing party. The results of the arbitration shall be binding upon both sides and no appeal shall be available therefrom. Notwithstanding this section, either party may seek a temporary restraining order and a temporary injunction (i) with regard to the enforcement of the provisions of Sections 4 and 5 prior to or during the pendency of any such arbitration; or (ii) to maintain the status quo pending the referral of any dispute to arbitration and the appointment of the arbitrator.

22. Receipt of Copy. The Executive, by his signature below, acknowledges receipt of a full and complete copy of this Agreement.

23. Assistance of Counsel. Executive acknowledges and agrees that he has had the benefit of counsel in connection with the negotiation and execution of this Agreement.

24. Affiliate. As used herein, an “affiliate” of any party means any person, corporation, partnership or other entity controlling, controlled by or under common control with such party.

25. Compliance with Code Section 409A. To the fullest extent applicable, amounts and benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Code Section 409A in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Code Section 409A and, to the extent that any such amount or benefit is or becomes subject to Code Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement is intended to comply with the applicable requirements of Code Section 409A with respect to such amounts or benefits and will be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent. Notwithstanding anything herein to the contrary, (i) if on the date the Employee “separates from service” within the meaning of Treasury Regulation section 1.409A-1(h), (A) the Company is publicly traded, (B) the Employee is a Specified Employee (as defined below), and (C) the Company reasonably determines that (x) a payment or benefit payable hereunder as a result of the Employee’s separation from service constitutes nonqualified deferred compensation that is subject to the requirements of Code Section 409A and (y) the deferral of the commencement of such payments or benefits is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then the Company will withhold and accumulate such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months and one day following Employee’s separation from service date (or the earliest date as is permitted under Code Section 409A), at which time the withheld and accumulated payments shall be paid to the Employee in a single lump sum payment and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. “Specified Employee” shall mean a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), as determined by the Compensation Committee of the Board of Directors.

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U.S. HOME SYSTEMS, INC

By:	/s/ Murray H. Gross
Murray H. Gross, Chief Executive Officer

U.S. REMODELERS, INC.

By:	/s/ Murray H. Gross
Murray H. Gross, Executive Vice President

EXECUTIVE

By:	/s/ Peter T. Bulger
Peter T. Bulger

EXHIBIT B

“No Filing Due” Statement

CERTIFICATE

I am aware that, as a former executive officer of the Company Systems Corporation (the “Company”) during the fiscal year ended December 31, 2008, I must file a Form 5 with the Securities and Exchange Commission within 45 days after the end of the fiscal year, unless I have previously reported all transactions and holdings otherwise reportable on Form 5.

After reviewing my records, I hereby certify to the Company that I am not required to file a Form 5 for the above fiscal year.

Date: 2/17/2009

By:	/s/ Peter T. Bulger
Peter T. Bulger